Exhibit 10.1

SCBT, N.A.

DEFERRED INCOME PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF

December 1, 2010

(A Plan of Nonqualified Deferred Compensation)

i

2.32	Matching Contribution Account	5
2.33	Original Distribution Date	5
2.34	Participant	5
2.35	Participant Deferral	5
2.36	Participant Deferral Account	5
2.37	Performance-Based Compensation	5
2.38	Plan Year	5
2.39	Retirement	5
2.40	Separation from Service	6
2.41	Specified Employee	6
2.42	Subsequent Election	6
2.43	Unforeseeable Emergency	6
2.44	Valuation Date	6

ARTICLE III

ELIGIBILITY & PARTICIPATION

3.1	Eligibility Requirements	6
3.2	Participation	6

ARTICLE IV

ELECTIONS, DEFERRALS & MATCHING CONTRIBUTIONS

4.1	Participant Election to Defer Compensation.	7
4.2	New Participants	7
4.3	Irrevocable Elections	7
4.4	Matching Contributions	8
4.5	Discretionary Contributions	8

ARTICLE V

ACCOUNTS & ACCOUNT CREDITING

5.1	Establishment of a Participant’s Account.	8
5.2	Deemed Crediting Options	8
5.3	Allocation of Account Among Deemed Crediting Options.	9
5.4	Valuation and Risk of Decrease in Value	9
5.5	Limited Function of Committee	9

ARTICLE VI

VESTING

6.1	Vesting of Participant Deferrals	10
6.2	Vesting of Matching Contributions	10
6.3	Vesting of Discretionary Contributions	10

6.4	Forfeitures	11

ARTICLE VII

DISTRIBUTIONS

7.1	Distributions Generally	11
7.2	Automatic Distributions.	11
7.3	Elective Distributions	12
7.4	Timing and Method of Payment for Elective Distributions.	12
7.5	Distributions to a Specified Employee	14
7.6	Distributions Resulting from Unforeseeable Emergency	14
7.7	Distributions of Small Accounts	14

ARTICLE VIII

ADMINISTRATION & CLAIMS PROCEDURE

8.1	Duties of the Bank	15
8.2	The Committee	15
8.3	Committee’s Powers and Duties to Enforce Plan	15
8.4	Organization of the Committee	15
8.5	Limitation of Liability.	16
8.6	Committee Reliance on Records and Reports	16
8.7	Costs of the Plan	16
8.8	Claims Procedure.	17
8.9	Litigation	17

ARTICLE IX

AMENDMENT, TERMINATION & REORGANIZATION

9.1	Amendment	17
9.2	Amendment Required By Law	17
9.3	Termination	17
9.4	Consolidation/Merger	17

ARTICLE X

GENERAL PROVISIONS

10.1	Applicable Law	18
10.2	Benefits Not Transferable or Assignable.	18
10.3	Not an Employment Contract	19
10.4	Notices.	19
10.5	Severability	19
10.6	Participant is General Creditor with No Rights to Assets.	20
10.7	No Trust Relationship Created	20

10.8	Limitations on Liability of the Employer	21
10.9	Agreement Between Employer and Participant Only	21
10.10	Independence of Benefits	21
10.11	Unclaimed Property	21
10.12	Required Tax Withholding and Reporting	21

PREAMBLE

WHEREAS, SCBT, N.A. (the “Bank”) adopted the Deferred Income Plan (the “Plan”), effective January 1, 2004 and restated the Plan in 2005; and

WHEREAS, the Bank reserved the right pursuant to Section 9.2 of the Plan to amend the Plan as required by law; and

WHEREAS, it is it is in the best interest of the Bank to amend and revise the Plan to enhance the provisions for the plan participants;

NOW, THEREFORE, the Bank hereby further amends and restates the Plan, effective as of December 1, 2010.

ARTICLE I

INTRODUCTION

1.1          Name.  The name of the Plan is the SCBT, N.A. Deferred Income Plan.

1.2          Purpose.  The purpose of the Plan is to offer Participants the opportunity to voluntarily defer current Compensation for retirement income and other significant future financial needs for themselves, their families and other dependents, and to provide the Employer, if appropriate, a vehicle to address limitations on its contributions under any tax-qualified defined contribution plan.  The Plan is intended to be a nonqualified “top-hat” plan; that is, an unfunded plan of deferred compensation maintained for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3), and 401(a)(l) of ERISA, and an unfunded plan of deferred compensation under the Code.

1.3          Interpretation.  Throughout the Plan, certain words and phrases have meanings, which are specifically defined for purposes of the Plan.  These words and phrases can be identified in that the first letter of the word or words in the phrase is capitalized.  The definitions of these words and phrases are set forth in Article II and elsewhere in the Plan document.  Wherever appropriate, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns.  Headings of Articles and Sections are for convenience or reference only, and are not to be considered in the construction or interpretation of the Plan.  The Plan shall be interpreted and administered to give effect to its purpose in Section 1.2 and to qualify as a nonqualified, unfunded plan of deferred compensation.  The Plan is intended to comply in form and operation with the requirements of Section 409A of the Code and shall be construed and administered accordingly at all times.

ARTICLE II

DEFINITIONS

2.1          Generally.  Certain words and phrases are defined when first used in later paragraphs of the Plan.   Unless the context clearly indicates otherwise, the following words and phrases when used in the Plan shall have the following respective meanings:

2.2          Account.  “Account” shall mean the interest of a Participant in the Plan as represented by the bookkeeping entries kept by the Employer for each Participant.  Each Participant’s interest may be divided into one or more separate accounts or sub-accounts, including the Participant Deferral Account and the Matching Contribution Account, which reflect not only the Contributions into the Plan, but also gains and losses, and income and expenses allocated thereto, as well as distributions or any other withdrawals.  The value of these accounts or sub-accounts shall be determined as of the Valuation Date.  The existence of an account or bookkeeping entries for a Participant (or his Designated Beneficiary) does not create, suggest or imply that a Participant, Designated Beneficiary, or other person claiming through them under the Plan, has a beneficial interest in any asset of the Employer.

2.3          Annual Forms.  “Annual Forms” shall mean the Deferral Election Form and Distribution Election Form.

2.4          Balance.  “Balance” shall mean the total of Contributions and Deemed Earnings credited to a Participant’s Account under Article V, as adjusted for distributions or other withdrawals in accordance with the terms of the Plan and the standard bookkeeping rules established by the Employer.

2.5          Board Committee.  “Board Committee” shall mean the compensation committee of the Employer’s Board of Directors, or such other Committee of the Board as may be delegated with the duty of determining Participant eligibility under the Plan.

2.6          Board of Directors or Board.  “Board of Directors” or “Board” shall mean the Board of Directors of the Bank.

2.7          Cause.  “Cause” means termination of employment for gross misconduct or gross negligence such as acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, in each case resulting in substantial harm to the business or property, or conviction of a criminal violation involving fraud or dishonesty.

2.8          Change in Control.  “Change in Control” shall mean a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as provided in the Treasury Regulations issued pursuant to Section 409A of the I.R.C.

2.9          Claimant.  “Claimant” shall mean a Participant, Designated Beneficiary or any person who believes that he is being denied a benefit to which he is entitled under the Plan.

2.10        Code or I.R.C.  “Code” or “I.R.C.” shall mean the Internal Revenue Code of 1986 as amended, and the Treasury Regulations thereto, as amended from time to time.

2.11        Committee.  “Committee” shall mean the person or persons described in Article VIII who are charged with the day-to-day administration and operation of the Plan.

2.12        Compensation.  “Compensation” shall mean the base or regular cash salary payable to an Employee by the Employer, as well as incentives or bonuses payable to an Employee by the Employer, commissions payable to an Employee by the Employer, including any such amounts which are not includible in the Participant’s gross income under Sections 125, 401(k), 402(h) or 403(b) of the I.R.C.

2.13        Contributions.  “Contributions” shall mean the total of Participant Deferrals and Matching Contributions pursuant to Article IV.

2.14        Deemed Earnings.  “Deemed Earnings” shall mean the gains and losses (realized and unrealized), and income and expenses credited or debited to Contributions based upon the Deemed Crediting Options in a Participant’s Account as of any Valuation Date.

2.15        Deemed Crediting Options.  “Deemed Crediting Options” shall mean the options made available to Plan Participants by the Employer for the purposes of determining the proper crediting of gains and losses, and income and expenses to each Participant’s Account, subject to procedures and requirements established by the Committee.  A Participant may reallocate his Account among such Deemed Crediting Options periodically at such frequency and upon such terms as the Committee may determine from time to time.

2.16        Deemed Crediting Option Election Form.  “Deemed Crediting Option Election Form” shall mean the written agreement of a Participant in which the Deemed Crediting Option(s) is elected.  The Deemed Crediting Option Election Form shall be in such form or forms as may be prescribed by the Committee, and shall be filed with the Employer according to procedures and at such times as established by the Committee.

2.17        Deferral Election Form.  “Deferral Election Form” shall mean the written agreement of a Participant.  The Deferral Election Form shall be in such form or forms as may be prescribed by the Committee, filed annually with the Employer, according to procedures and at such times as established by the Committee.  Among other information the Committee may require of the Participant for proper administration of the Plan, such agreement shall establish the Participant’s election to defer Compensation for a Plan Year under the Plan and the amount of the deferral into the Plan for the Plan Year.

2.18        Delayed Distribution Date.  “Delayed Distribution Date” shall mean six months and one day following the distribution date otherwise specified under the Plan and set out in the Distribution Election Form, which is the Original Distribution Date.

2.19        Designated Beneficiary.  “Designated Beneficiary” or “Beneficiary” shall mean the person, persons or trust specifically named to be a direct or contingent recipient of all or a portion of a Participant’s benefits under the Plan in the event of the Participant’s death prior to the distribution of his full Account Balance.  Such designation of a recipient or recipients may be made and amended, at the Participant’s discretion, on the Designated Beneficiary Form and according to procedures established by the Committee.  No beneficiary designation or change of Beneficiary shall become effective until received and acknowledged by the Employer.  In the event a Participant does not have a beneficiary properly designated, or if the Employer cannot after reasonable effort locate the Designated Beneficiary, the beneficiary under the Plan shall be the Participant’s estate.

2.20        Designated Beneficiary Form.  “Designated Beneficiary Form” shall mean the written agreement of a Participant in which the Participant elects the Designated Beneficiary.

The Designated Beneficiary Form shall be in such form or forms as may be prescribed by the Committee, and filed with the Employer, according to procedures and at such times as established by the Committee.

2.21        Disability.  “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer, or as otherwise defined by the Treasury Regulations issued pursuant to Section 409A of the I.R.C.

2.22        Discretionary Contribution.  “Discretionary Contribution” shall mean an amount credited to a Participant’s Account in accordance with Section 4.5.

2.23        Distribution Election Form.  “Distribution Election Form” shall mean the written agreement of a Participant in which the Participant elects the manner in which distributions will be made from the Account.  The Distribution Election Form shall be in such form or forms as may be prescribed by the Committee, filed annually with the Employer, according to procedures and at such times as established by the Committee.

2.24        Effective Date.  “Effective Date” of this amended and restated Plan shall mean December 1, 2010.

2.25        Eligible Employee.  “Eligible Employee” shall mean a person who is:  (1) an Employee of the Employer; (2) subject to United States income tax laws; (3) a member of a select group of management or a highly compensated employee of the Employer; and who is specified by the Committee.

2.26        Employee.  “Employee” shall mean a full time common law employee of the Employer.

2.27        Employer.  “Employer” shall mean SCBT, N.A. and any corporate successors and assigns, and its divisions, subsidiaries, and other entities that would be treated as part of the controlled group of organizations or under common control as those terms are defined for purposes of IRC Sec. 414(b&c), unless otherwise provided herein.

2.28        ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.29        In-Service Distributions.  “In-Service Distributions” shall mean a distribution to a Participant prior to Separation from Service.

2.30        Leave of Absence.  “Leave of Absence” shall mean a period of time during which time a Participant shall not be an active Employee of the Employer, but the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract.  If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six month period.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Employer.

2.31        Matching Contribution.  “Matching Contribution” shall mean an amount credited to a Participant’s Account in accordance with Section 4.4.

2.32        Matching Contribution Account.  “Matching Contribution Account” shall mean that portion of a Participant’s Account established to record Matching Contributions on behalf of a Participant.

2.33        Original Distribution Date.  “Original Distribution Date” shall mean the date of distribution as provided for under the Plan and as set out in a Distribution Election Form.

2.34        Participant.  “Participant” shall mean an Eligible Employee who participates in the Plan under Article III; a former Eligible Employee who has participated in the Plan and continues to be entitled to a benefit (in the form of an undistributed Account Balance) under the Plan, and any former Eligible Employee who has participated in the Plan under Article III and has not yet exceeded any Leave of Absence.

2.35        Participant Deferral.  “Participant Deferral” shall mean voluntary Participant deferral amounts, which could have been received currently but for the election to defer and are credited to an Account for later distribution, subject to the terms of the Plan.

2.36        Participant Deferral Account.  “Participant Deferral Account” shall mean that portion of a Participant’s Account established to record Participant Deferrals on behalf of a Participant.

2.37        Performance-Based Compensation.  “Performance-based compensation” shall mean compensation that is (i) variable and contingent on the satisfaction of pre-established organizational or individual performance criteria; (ii) not readily ascertainable at the time; and (iii) based on services performed over a period of at least twelve months, or as otherwise defined by Treasury Regulations issued pursuant to Section 409A of the I.R.C.

2.38        Plan Year.  “Plan Year” shall mean the twelve (12) consecutive month period constituting a calendar year, beginning on January 1 and ending on December 31.  However, in any partial year of the Plan that does not begin on January 1, “Plan Year” shall also mean the remaining partial year ending on December 31.  If the Plan is terminated, such Plan Year shall begin on January 1 and end on the date of termination.

2.39        Retirement.  “Retirement” shall mean a Participant’s actual Separation from Service from the Employer having attained age sixty-five (65).

2.40        Separation from Service.  “Separation from Service” shall mean a Participant’s separation from service as an Employee, other than for death or Disability. A transfer of employment within and among the Employer and any member of a controlled group, as provided in Section 409A (d)(6) of the I.R.C., shall not be deemed a Separation from Service.

2.41        Specified Employee.  “Specified Employee” shall mean any Participant who is a key employee (as defined in Section 416(i) of the I.R.C., without regard to section 416(i)(5) of the I.R.C.).  The identification date for determining a “Specified Employee” shall be December 31 annually.

2.42        Subsequent Election.  Subsequent Election is an election as defined in Section 7.4(e).

2.43        Unforeseeable Emergency.  “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the I.R.C., without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Unforeseeable Emergency is limited to those types of situations contemplated by the Treasury Regulations issued pursuant to Section 409A of the I.R.C.

2.44        Valuation Date.  “Valuation Date” shall mean such date or dates, but not less than once per year as of the last day of the Plan Year, as established and amended from time to time by guidelines and procedures of the Committee in its sole and exclusive discretion.

ARTICLE III

ELIGIBILITY & PARTICIPATION

3.1          Eligibility Requirements.  Only an Eligible Employee may become a Participant in the Plan and be eligible to make Participant Deferrals and to receive Matching Contributions, if any, and Employer Contributions, if any.  The Committee shall notify an Eligible Employee of his eligibility for a Plan Year in such form as it may determine most appropriate.  Unless so notified each year for the succeeding year, a Participant shall not remain eligible.

3.2          Participation.  An Eligible Employee shall become a Participant commencing as of the beginning of the next Plan Year upon meeting the following criteria:

1)            Becoming an Eligible Employee and receiving notice of such status as provided in Sec. 3.1.

2)            Completing the Annual Forms and timely filing such forms with, and subsequent acceptance by, the Employer,, according to the terms and conditions established by the Committee.

ARTICLE IV

ELECTIONS, DEFERRALS & MATCHING CONTRIBUTIONS

4.1          Participant Election to Defer Compensation.

(a)           If a Participant has not recently become eligible to Participate in the Plan, prior to December 31 or an earlier date set by the Committee, a Participant may elect to defer Compensation for services to be performed in the next following Plan Year by the execution and timely filing, and Employer’s acceptance of, the Annual Forms, according to such procedures as the Committee may prescribe from time to time.  If a Participant has recently become eligible to participate in the Plan, Section 4.2 addresses the time for filing and effective time of the Annual Forms.  Each such Annual Form shall be effective for the Plan Year to which the form pertains.  To cover a situation in which the Participant dies while he is a Participant in the Plan, a Participant should file a Designated Beneficiary Form as soon as possible.

(b)           Each Participant may elect annually to have his Compensation for the upcoming Plan Year reduced by a whole percentage that is not less than five percent (5%), and up to eighty percent (80%), or by a specific dollar amount (in all cases, subject to a minimum value established by the Committee) by timely filing, and the acceptance by the Employer of, his Annual Forms detailing such deferral.  The amount of this Participant Deferral shall be deferred into the Plan and credited to the Participant’s Account as provided in Article V.

(c)           An election to defer Performance-Based Compensation may be made at such time and in such manner as the Committee may specify, but in any event the Annual Forms must be filed on or before the date that is six months before the end of the applicable performance period and in accordance with the applicable provisions of Section 409A of the I.RC.

(d)           Under the Annual Forms, a Participant shall indicate the amount of such Participant Deferral and designate and allocate such Participant Deferral in or among the elective distribution Account option(s).

(e)           Pursuant to transition rules provided by Treasury regulations issued pursuant to Section 409A of the I.R.C., prior to December 31, 2008, or such earlier date as the Committee may determine, a Participant may elect to change a prior election as to time or form of payment by filing “transition” Distribution Election Forms with the Committee.

4.2          New Participants.  The initial Annual Forms of a new Participant shall be filed with the Employer on a date established by the Committee, but in any event not later than 30 days following the date the Participant becomes eligible to participate in the Plan and such elections within the Annual Forms only apply and are effective with respect to services to be performed subsequent to the elections.  Such first Annual Forms shall be applicable to a Participant’s Compensation beginning with the first payroll in the month after such Form is filed and accepted by the Employer.

4.3          Irrevocable Elections.  An election in a Deferral Election Form, once made by a Participant, shall be irrevocable.  The Committee, however, shall cancel Participant Deferrals upon granting a Participant’s request for a distribution based upon an Unforeseeable Emergency, or as required by Treasury Regulation Section 1.401(k)-1(d)(3).

4.4          Matching Contributions.  The Employer may, but shall not be required to, provide a deemed match, in such amounts as it may determine from time to time, for Participant Deferrals.  Such Matching Contributions, if any, shall be credited to the Matching Contribution Account of the Participant’s Account and shall be subject to the vesting requirements set forth in Section 6.2.

4.5          Discretionary Contributions.  The Employer may, but shall not be required to, provide an employer discretionary contribution, in such amounts as it may determine from time to time, for any Participant or all Participants.  The amount of the contribution is completely discretionary and the Employer may treat different Participants differently, i.e. the Employer is not under any duty to provide the same amount of contribution, if any, to any Participant. Such Discretionary Contributions, if any, shall be credited to the Discretionary Contribution Account of the Participant’s Account and shall be subject to the vesting requirements set forth in Section 6.3.

ARTICLE V

ACCOUNTS & ACCOUNT CREDITING

5.1          Establishment of a Participant’s Account.

(a)           Bookkeeping Account.  The Committee shall cause a deemed bookkeeping Account and appropriate sub-accounts, based upon the elective distribution option(s) to be established and maintained in the name of each Participant, according to his Annual Forms for the Plan Year.  This Account shall reflect the amount of Participant Deferrals, Matching Contributions (if any), Discretionary Contributions (if any), and Deemed Earnings credited on behalf of each Participant under the Plan.

(b)           Bookkeeping Activity.  Participant Deferrals shall be credited to a Participant’s Account on the date the Committee designates. Matching Contributions and Discretionary Contributions shall be credited to a Participant’s Account on the date the Committee designates. Deemed Earnings shall be credited or debited to each Participant’s Account, as well as any distributions, and other withdrawals under the Plan, as of the Valuation Date.

5.2          Deemed Crediting Options.  The Committee shall designate Deemed Crediting Options, among which a Participant may allocate amounts credited to his Account, which are subject to Participant direction under the Plan.  The Committee reserves the right, in its sole and exclusive discretion, to substitute, eliminate and otherwise change the designated Deemed Crediting Options, as well as the right to establish rules and procedures for the selection and offering of these Deemed Crediting Options.

5.3          Allocation of Account Among Deemed Crediting Options.

(a)           Each Participant shall elect the manner in which his Account is divided among the Deemed Crediting Options by giving allocation instructions in a Deemed Crediting Option Election Form supplied by and filed with the Committee; or by such other procedure, including electronic communications, as the Committee may prescribe.  A Participant’s election shall specify the percentage of his Account (in 1% increments) to be deemed to be invested in any Deemed Crediting Option.  Such election shall remain in effect until a revised Deemed Crediting Option Election Form is filed with the Committee, then when the new election is filed the original Deemed Crediting Option Election Form is revoked and the revised Deemed Crediting Option Election Form is effective.

(b)           Amounts credited to a Participant’s Account shall be deemed to be invested in accordance with the most recent effective Deemed Crediting Option Election Form.  As of the effective date of any new Deemed Crediting Option Election Form, all or a portion of the Participant’s Account shall be reallocated among the designated Deemed Crediting Options and according to the percentages specified in the new instructions, until and unless subsequent instructions shall be filed and become effective.  If the Committee receives a Deemed Crediting Option Election Form, which is unclear, incomplete or improper, the Deemed Crediting Option Election Form then in effect shall remain in effect until the subsequent instruction is clarified, completed or otherwise made acceptable to the Committee.  If a Participant fails to elect a Deemed Crediting Option or Options, the Participant’s Account shall be automatically allocated into the lowest risk Deemed Crediting Option, as determined by the Committee, in its sole discretion.

5.4          Valuation and Risk of Decrease in Value.  The Participant’s Account will be valued on the Valuation Date at fair market value.  On such date, Deemed Earnings will be allocated to each Participant’s Account.  Each Participant and Designated Beneficiary assumes the risk in connection with any decrease in the fair market value of his Account.

5.5          Limited Function of Committee.  By deferring compensation pursuant to the Plan, each Participant hereby agrees that the Employer and Committee are in no way responsible for or guarantor of the investment results of the Participant’s Account.  The Committee shall have no duty to review, or to advise the Participant on the investment of the Participant’s Account; and in fact, shall not review or advise the Participant thereon.  Furthermore, except when a Participant fails to designate a Deemed Crediting Option, the Committee shall have no power to direct the investment of the Participant’s Account other than promptly to carry out the Participant’s deemed investment instructions when properly completed and transmitted to the Committee and accepted according to its rules and procedures.

ARTICLE VI

VESTING

6.1          Vesting of Participant Deferrals.  A Participant shall be fully vested at all times in Participant Deferrals, as well as Deemed Earnings upon Participant Deferrals, credited to his Participant Deferral Account.

6.2          Vesting of Matching Contributions.  A Participant shall vest in Matching Contributions, as well as Deemed Earnings upon Matching Contributions, credited to his Matching Contribution Account in accordance with the schedule established by the Board Committee with respect to the Matching Contribution Account.  The Board Committee may establish, in its sole discretion, any vesting formula or schedule for any Matching Contribution that the Board Committee credits to the Participant’s Account and any such vesting formula or schedule may be different and separate for each Matching Contribution credited to the Participant.  The Board Committee is under no duty or obligation to establish or specify the same vesting formula or schedule for all Participants, or to establish or specify the same vesting formula or schedule from year to year with respect to any Matching Contribution made in any Plan Year for any Participant.  A vesting formula or schedule that has been specified by the Board Committee with respect to an identified Matching Contribution made in a specific Plan Year of a Participant can not be changed.

Notwithstanding the above, but subject to Sec. 6.4(c & d), a Participant shall become fully vested in his Matching Contribution Account upon death, Disability, Retirement or a Change in Control.  Upon Separation from Service not due to Retirement, a Participant shall be entitled to the vested portion of his Matching Contribution Account, and any non-vested portion shall be forfeited.

6.3          Vesting of Discretionary Contributions.  A Participant shall vest in a Discretionary Contribution, as well as Deemed Earnings upon such Discretionary Contribution, credited to his Discretionary Contribution Account in accordance with the schedule established by the Board Committee with respect to the Discretionary Contribution Account.  The Board Committee may establish, in its sole discretion, any vesting formula or schedule for any Discretionary Contribution that the Employer credits to the Participant’s Account and any such vesting formula or schedule may be different and separate for each Discretionary Contribution credited to the Participant.  The Board Committee is under no duty or obligation to establish or specify the same vesting formula or schedule for all Participants, or to establish or specify the same vesting formula or schedule from year to year with respect to any Discretionary Contribution made in any Plan Year for any Participant.  A vesting formula or schedule that has been specified by the Board Committee with respect to an identified Discretionary Contribution made in a specific Plan Year of a Participant can not be changed.

Notwithstanding the above, but subject to Sec. 6.4(c & d), a Participant shall become fully vested in his Discretionary Contribution Account upon death, Disability, Retirement or a Change in Control.  Upon Separation from Service not due to Retirement, a Participant shall be entitled to the vested portion of his Discretionary Contribution Account, and any non-vested portion shall be forfeited.

6.4.         Forfeitures.

(a)           The vested amount of the Eligible Employee’s Book Account shall be determined at the Participant’s termination of employment; however, subject to the forfeiture provisions of this Section 6.4.

(b)           A Participant, his or her beneficiaries, successors and heirs, shall forfeit the portion of the Participant’s Account which is not Vested upon voluntary termination of the Participant’s Employment.

(c)           The Employer reserves the right to “clawback” any distributions of Matching Contributions and/or Discretionary Contributions that were made to the Participant’s Account based on materially incorrect earnings that have been subsequently adjusted or corrected based on facts that became known or revealed in a subsequent period and to take any actions that it might legally take with respect to any Account value yet to be distributed.

ARTICLE VII

DISTRIBUTIONS

7.1          Distributions Generally.  A Participant’s Account shall be distributed only in accordance with the provisions of this Article VII.  All distributions from Accounts under the Plan shall be made in cash in United States currency.

7.2          Automatic Distributions.

(a)           Participant’s Death.  If the Participant dies while employed by the Employer, his Account shall be distributed in a lump sum to his Designated Beneficiary thirty (30) days thereafter.  Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Committee.

(b)           Participant’s Disability.  If a Participant becomes disabled while employed by the Employer, his Account shall be distributed in a lump sum to him thirty (30) days thereafter.  Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Committee.

(c)           Separation from Service.  Except as provided in Section 7.5, if a Participant incurs a Separation from Service prior to Retirement, his vested Account shall be distributed in a lump sum to him thirty (30) days thereafter. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Committee.

(d)           Change in Control Distribution.  Subject to Plan Section 7.4(f), upon the occurrence of a Change in Control event, a Participant’s entire Account, shall be paid to him in a lump sum thirty (30) days thereafter.  Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Committee.

7.3          Elective Distributions.  A Participant shall become entitled to receive a distribution from his Account at such time or times and by such method of payment as elected and specified in the Participant’s applicable annual Distribution Election Form, and/or as may be mandated by the provisions of this Article VII, based upon the following distribution options:

(a)           Retirement Distribution.  Upon a Participant’s Retirement from the Employer, his Account shall be distributed according to the method of payment elected in each of his Distribution Election Forms.  If the Participant dies while receiving Retirement installment payments, his Designated Beneficiary shall continue to receive the remaining installments.  If subsequently the Designated Beneficiary dies, any remaining installments will be paid to the Designated Beneficiary’s estate.

(b)           In-Service Distributions.  If a Participant elects in his annual Distribution Election Form, he can receive a distribution from his Account, on a date certain not earlier than three (3) years after the end of the deferral Plan Year, of all of his annual deferral amount for such Plan Year, including amounts credited or debited with respect to such amount based on the performance of the Participant’s elected Deemed Crediting Options and other items affecting the Account.  The election is made on an annual basis, applies only to the Participant’s current Plan Year Contributions and is irrevocable, except as provided in Paragraph (e) of Section 7.4.

(c)           Sub Accounts.  Due to the possibility of different elections on the Annual Forms for each Plan Year, if the elections for a Participant change from year to year, such change in the elections will necessitate the Employer maintaining separate sub-accounts which will total the Participant’s Account on any given date.

7.4          Timing and Method of Payment for Elective Distributions.

(a)           Retirement Distribution.  Except as set forth in Section 7.5, at the election of a Participant in the applicable annual Distribution Election Form, a Participant may receive a Retirement distribution in a lump sum or in payments of up to ten (10) annual installments (10 years) with the first installment to begin ten (10) days after the first business day on or after January 1 in the calendar year following the Participant’s date of Retirement and to be paid thereafter ten (10) days after the first business day on or after January 1 of each calendar year until the Account has been fully distributed.  If a Participant elects a lump sum distribution, his Account will be distributed 30 days after his Retirement.  Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Committee.

(b)           In-Service Distributions.  At the election of a Participant in the applicable Distribution Election Form, an In-Service Distribution may be selected for payment as soon as three (3) years after the end of the deferral Plan Year. Distribution will be in a lump-sum, occurring thirty (30) days following the distribution date elected on the Distribution Election Form.  Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Committee.

(c)           Installment Payments.  In any distribution in which a Participant has elected or will receive distribution in periodic installments, the amount of each periodic installment shall be determined by applying a formula to the Account in which the numerator is the number one and the denominator is the number of remaining installments to be paid.  For example, if a Participant elects ten (10) annual installments for a Retirement distribution, the first payment will be 1/l0 of the Account, the second will be 1/9, the third will be 1/8, the fourth will be 1/7 and so on until the Account is entirely distributed.  For purposes of the election described in Paragraph (e) of this Section, installment payments shall be treated as a series of separate payments, as described in Treasury regulations issued pursuant to Section 409A of the I.R.C.  The amount of each installment payment shall be calculated as of a Valuation Date on or around the distribution date, as determined by the Committee.

(d)           Failure to Designate a Method of Payment.  In any situation in which the Committee is unable to determine the method of payment because of incomplete, unclear, or uncertain instructions in a Participant’s Distribution Election Form, the Participant will be deemed to have elected a lump sum distribution at Retirement.

(e)           Subsequent Elections.  A Participant who has made an In-Service Distribution or a Retirement distribution election may make one or more subsequent elections for a given Plan Year to postpone the distribution date or to change the form of payment to another form permitted by the Plan.  Such Subsequent Election shall be made in writing in such form as is acceptable to the Committee and must (i) provide for an effective date at least twelve months following the Subsequent Election, (ii) postpone the commencement of payment for a period of not less than five years from the previous distribution date, and (iii) if the Subsequent Election relates to a payment described in Treasury Regulation Section 1.409A-3(a)(4) (payment at a specified time or pursuant to a fixed schedule), be made not less than twelve months before the date the payment is scheduled to be paid.

(f)            Special One Time Change in Control Election.  Any Participant who is a Participant prior to December 31, 2010 may make a special one time election no later than December 31, 2010 to postpone the commencement date for a distribution that would otherwise be made pursuant to Plan Sec. 7.2(d) as a consequence of a Change in Control.  This special one time election will apply to the Participant’s total Account; however, the Participant’s Account determined as of December 31, 2010 will be separately accounted for from the portion that credited after December 31, 2010; but, both portions shall be adjusted as provided in Article V.  With respect to the Participant’s Account Balance as of December 31, 2010 this special election is a subsequent election subject to the rules of Section 7.4(e).  Consequently, the election will only be effective with respect to the Participant’s Account Balance as of December 31,  2010  if the Change in Control occurs on or after January 1, 2012, and must provide that distribution attributable to the pre-2011 portion of the Account will not commence prior to the later of: (1) five (5) years and thirty (30) days after the Change in Control and (2) the occurrence of any of the events listed at Sections 7.2(a, b & c) and 7.3(a & b).  With respect to the pre-2011 portion of the Account, distribution to the Participant who makes this Section 7.4(f) election will be made in the form specified in Sections 7.2(a, b & c) and 7.3(a & b) which is dependent on the reason for the distribution.  Any amounts credited to the Participant’s Account after December 31, 2010 will be separately accounted for and will not be subject to the “subsequent election” rule of 7.4(e) and hence, any distribution upon the occurrence of any of the events listed at Sections 7.2(a, b & c) and 7.3(a & b) may be paid as specified in those sections and commencement need not be delayed until five (5) year and 30 day subsequent to the Change in Control.

Any Eligible Employee who becomes a Participant after December 31, 2010 may make a one time irrevocable election to waive the right to receive a distribution pursuant to Section 7.2(d) and any such election must be made when that Eligible Employee makes his/her initial deferral election pursuant to Section 4.2.  The Participant’s Account credited after December 31, 2010 will be separately accounted for and adjusted as provided in Article V.  Distribution of the Participant’s Account will commence when and be made in the form specified in Sections 7.2(a, b & c) and 7.3(a & b).

If a Participant ceases to be eligible, but does not separate from service, and then subsequently again become eligible, an election made under this Plan Sec. 7.4(f) shall continue to apply to any subsequent credits and adjustments to his/her Account.  If an Employee who was a Participant ceases to be eligible due to a separation from service, receives a distribution of his/her Account, is subsequently rehired, and again becomes eligible, the Eligible Employee may again make an election pursuant to this Plan Sec. 7.4(f) with respect to his new Account.

7.5          Distributions to a Specified Employee.  Notwithstanding any other provision in the Plan to the contrary, a distribution to a Specified Employee upon Separation from Service, including Retirement, (and any other event required by Treasury Regulations issued pursuant to Section 409A of the I.R.C.) shall commence on the Delayed Distribution Date, which shall be six months and one day following the Original Distribution Date. If the form of payment is installments, then such installments for a period of six months beginning on the Delayed Distribution Date shall be double what they otherwise would have been (so that at the end of one year from the Original Distribution Date the Participant will have received the same amount he would have received had he not been a Specified Employee.)

7.6          Distributions Resulting from Unforeseeable Emergency.  A Participant may request that all or a portion of his Account be distributed at any time prior to Separation from Service from the Employer by submitting a written request to the Committee; provided that the Participant has incurred an Unforeseeable Emergency, and the distribution is necessary to alleviate such Unforeseeable Emergency.

Such distribution shall be limited to an amount that does not exceed the amount necessary to satisfy such emergency after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  Such distribution shall be made ten (10) days after the Employer determines that an Unforeseeable Emergency has occurred.  The Balance not distributed from the Participant’s Account shall remain in the Plan.

7.7          Distributions of Small Accounts.  If at any time the value of the Participant’s Account is: (a) not greater than $15,000 (or such other greater or lesser amount as may be specified as “de minimis” under Treasury Regulations issued pursuant to Section 409A of the I.R.C.), (b) the payment accompanies the termination in the entirety of the Participant’s Account with the Employer and all similar arrangements the Participant has with the Employer that would constitute a single nonqualified deferred compensation plan under Section 409A of the I.R.C., (c) the payment is made 30 days after the Participant’s Separation from Service; and (d) the Participant is provided no election with respect to receipt of the lump sum payment, the

Committee, in its sole and exclusive discretion, may make a distribution in a lump sum of the value of the entire Account.  If the value of a Participant’s Account is zero upon the Valuation Date of any distribution, the Participant shall be deemed to have received a distribution of such Account and his participation in the Plan terminates.

ARTICLE VIII

ADMINISTRATION & CLAIMS PROCEDURE

8.1          Duties of the Bank.  The Bank shall have overall responsibility for the establishment, amendment, termination, administration, and operation of the Plan.  The Bank shall discharge this responsibility by the appointment and removal (with or without cause) of the members of a Committee, the composition of which is described in Section 8.2 below,  to which is delegated overall responsibility for administering, managing and operating the Plan.

8.2          The Committee.  The Committee shall consist of one or more members who shall be appointed by, and may be removed by, the Bank, and one of whom (who must be an officer of the Bank) shall be designated by the Bank as Chairman of the Committee. In the absence of such appointment, the Bank shall serve as the Committee.  The Committee shall consist of officers or other Employees of the Bank, or any other persons who shall serve at the request of the Bank.  Any member of the Committee may resign by delivering a written resignation to the Bank and to the Committee, and this resignation shall become effective upon the date specified therein.  The members of the Committee shall serve at the will of the Bank, and the Bank may from time to time remove any Committee member with or without cause and appoint their successors.  In the event of a vacancy in membership, the remaining members shall constitute the Committee with full order to act.

8.3          Committee’s Powers and Duties to Enforce Plan.  The Committee shall be the “Administrator” and “Named Fiduciary” only to the extent required by ERISA for top-hat plans and shall have the complete control and authority to enforce the Plan on behalf of any and all persons having or claiming any interest in the Plan in accordance with its terms.  The Committee, in its sole and absolute discretion, shall interpret the Plan; shall establish rules and procedures for administration of the Plan, including procedures for providing notice of eligibility for the Plan, the deferral and distribution elections, making available deemed investment elections with respect to the Participant’s Account, and the accounting rules for determining the value of a Participant’s Account, and shall determine all questions arising in the administration and application of the Plan.  Any such interpretation by the Committee shall be final, conclusive and binding on all persons.

8.4          Organization of the Committee.  The Committee shall act by a majority of its members at the time in office. Committee action may be taken either by a vote at a meeting or by written consent without a meeting.  The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee.  The Committee shall notify the Employer, in writing, of such authorization and the name or names of its member or members so designated in such cases.  The Employer thereafter shall accept and rely on any documents executed by said member of the Committee or members as representing action by the Committee until the Committee shall file with the Employer a written revocation of such designation.  The Committee may adopt such bylaws and regulations, as it deems desirable for the proper conduct of the Plan and change or amend these by-laws and regulations from time to time.  With the permission of the Bank, the Committee may employ and appropriately compensate accountants, legal counsel, benefit specialists, actuaries, plan administrators and record keepers and any other persons as it deems necessary or desirable in connection with the administration and maintenance of the Plan.  Such professionals and advisors shall not be considered members of the Committee for any purpose.

8.5          Limitation of Liability.

(a)           No member of the Board of Directors, the Employer and no officer or Employee of the Employer shall be liable to any Employee, Participant, Designated Beneficiary or any other person for any action taken or act of omission in connection with the administration or operation of the Plan unless attributable to his own fraud or willful misconduct.  Moreover, each Participant, Designated Beneficiary, and any other person claiming a right to payment under the Plan shall only be entitled to look to the Employer for payment, and shall not have any right, claim or demand against the Committee (or any member thereof), any director, officer or Employee of the Employer.

(b)           To the fullest extent permitted by the law and subject to the Employer’s Certificate of Incorporation and By-laws, the Employer shall indemnify the Committee, each of its members, and the Employer’s officers and directors (and any Employee involved in carrying out the functions of the Employer under the Plan) for part or all of the expenses, costs, or liabilities arising out of the performance of duties required by the terms of the Plan, except for those expenses, costs, or liabilities arising out of an individual’s fraud, willful misconduct or gross negligence.

8.6          Committee Reliance on Records and Reports.  The Committee shall be entitled to rely upon certificates, reports, and opinions provided by an accountant, tax or pension advisor, actuary or legal counsel employed by the Employer or Committee.  The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan.  The regularly kept records of the Committee and the Employer shall be conclusive evidence of the service of a Participant, Compensation, age, marital status, status as an Employee, and all other matters contained therein and relevant to the Plan.  The Committee, in any of its dealings with Participants hereunder, may conclusively rely on any Annual Forms, written statement, representation, or documents made or provided by such Participants.

8.7          Costs of the Plan.  All the costs and expenses for maintaining the administration and operation of the Plan shall be borne by the Employer unless the Employer shall give notice (that Plan Participants bear this expense, in whole or in part) to: (a) Eligible Employees at the time they become Participants by completion and filing of the Annual Forms; or (b) to existing Participants during annual re-enrollment.  Such notice shall detail the administrative expense to be assessed a Plan Participant, how that expense will be assessed and allocated to the Participant Accounts, and any other important information concerning the imposition of this administrative expense.  This administration charge, if any, shall operate as a reduction to the Account of a

Participant or his designated Beneficiary, and in the absence of specification otherwise shall reduce the Account, and be charged annually during the month of January.

8.8          Claims Procedure.  The procedure for making claims under this Plan shall be set forth on Exhibit A.

8.9          Litigation.  It shall only be necessary to join the Employer as a party in any action or judicial proceeding affecting the Plan.  No Participant or Designated Beneficiary or any other person claiming under the Plan shall be entitled to service of process or notice of such action or proceeding, except as may be expressly required by law. Any final judgment in such action or proceeding shall be binding on all Participants, Designated Beneficiaries or persons claiming under the Plan.

ARTICLE IX

AMENDMENT, TERMINATION & REORGANIZATION

9.1          Amendment.  The Bank by action of its Board of Directors or duly authorized committee thereof, in accordance with its by-laws, reserves the right to amend the Plan, by resolution of the Bank, to the extent permitted under the Code and ERISA.  However, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s (or Designated Beneficiary’s) accrued benefit prior to the date of the amendment.

9.2          Amendment Required By Law.  Notwithstanding Section 9.1, the Plan may be amended at any time, if in the opinion of the Bank, such amendment is necessary to ensure the Plan is treated as a nonqualified plan of deferred compensation under the Code and ERISA, or to bring it into conformance with Treasury or SEC Regulations or requirements for such plans.  This includes the right to amend the Plan, so that any trust, if applicable, created in conjunction with the Plan, will be treated as a grantor trust under Sections 671 through 679 of the Code, and to otherwise conform the Plan provisions and such trust, if applicable, to the requirements of any applicable law.

9.3          Termination.  The Bank intends to continue the Plan indefinitely.  However, the Bank by action of its Board of Directors or a duly authorized committee thereof, in accordance with its by-laws, reserves the right to terminate the Plan at any time.  However, no such termination shall deprive any participant or Designated Beneficiary of a right accrued under the Plan prior to the date of termination.

9.4          Consolidation/Merger.  The Employer shall not enter into any consolidation or merger without the guarantee and assurance of the successor or surviving company or companies to the obligations contained under the Plan.  Should such consolidation or merger occur, the term “Employer” as defined and used in the Plan shall refer to the successor or surviving company.  Should the consolidation or merger during a Plan Year constitute a Change in Control as defined in the Plan, a Participant or Designated Beneficiary shall receive distribution of his Account as provided in Article VII.

ARTICLE X

GENERAL PROVISIONS

10.1        Applicable Law.  Except insofar as the law has been superseded by Federal law, South Carolina law shall govern the construction, validity and administration of the Plan.  The parties to the Plan intend that the Plan shall be a nonqualified unfunded plan of deferred compensation without plan assets and any ambiguities in its construction shall be resolved in favor of an interpretation which will effect this intention.

10.2        Benefits Not Transferable or Assignable.

(a)           Benefits under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void, nor shall any such benefits be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to them.  However, a Participant may name a recipient for any benefits payable or which would become payable to a Participant upon his death.  Also, if necessary to comply with a domestic relations order as defined in Section 414(p)(1)(B) of the Code, pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s Account, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s Account to such spouse or former spouse.  In addition, the following actions shall not be treated or construed as an assignment or alienation: (a) Plan Contribution or distribution tax withholding; (b) recovery of distribution overpayments to a Participant or Designated Beneficiary; (c) direct deposit of a distribution to a Participant’s or Designated Beneficiary’s banking institution account; or (d) transfer of Participant rights from one Plan to another Plan, if applicable.

(b)           The Employer may bring an action for a declaratory judgment if a Participant’s, Designated Beneficiary’s or any beneficiary’s benefits hereunder are attached by an order from any court.  The Employer may seek such declaratory judgment in any court of competent jurisdiction to:

(i)            determine the proper recipient or recipients of the benefits to be paid under the Plan;

(ii)           protect the operation and consequences of the Plan for the Employer and all Participants; and

(iii)          request any other equitable relief the Employer in its sole and exclusive judgment may feel appropriate.

Benefits which may become payable during the pendency of such an action shall, at the sole discretion of the Employer, either be:

(i)            paid into the court as they become payable or

(ii)           held in the Participant’s or Designated Beneficiary’s Account subject to the court’s final distribution order.

10.3        Not an Employment Contract.  The Plan is not and shall not be deemed to constitute a contract between the Employer and any Employee, or to be a consideration for, or an inducement to, or a condition of, the employment of any Employee.  Nothing contained in the Plan shall give or be deemed to give an Employee the right to remain in the employment of the Employer or to interfere with the right to be retained in the employ of the Employer, any legal or equitable right against the Employer, or to interfere with the right of the Employer to discharge any Employee at any time.  It is expressly understood by the parties hereto that the Plan relates to the payment of deferred compensation for the Employee’s services, generally payable after separation from employment with the Employer, and is not intended to be an employment contract.

10.4        Notices.

(a)           Any notices required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given at the time when delivered personally or when mailed by certified or registered first class mail, postage prepaid, addressed to either party hereto as follows:

If to the Employer:

SCBT, N.A.

Attn: Benefits Manager

P.O. Box 1030

Columbia, SC 29202

If to the Participant:

At his last known address, as indicated by the records of the Employer; or to such changed address as such parties may have fixed by notice.  However, any notice of change of address shall be effective only upon receipt.

(b)           Any communication, benefit payment, statement or notice addressed to a Participant or Designated Beneficiary at the last post office address as shown on the Employer’s records shall be binding on the Participant or Designated Beneficiary for all purposes of the Plan.  The Employer shall not be obligated to search for any Participant or Designated Beneficiary beyond sending a registered letter to such last known address.

10.5        Severability.  If any provision or provisions of the Plan shall for any reason be invalid or unenforceable, the remaining provisions of the Plan shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of the Plan.  All terms of the plan and all discretion granted hereunder shall be uniformly and consistently applied to all the Employees, Participants and Designated Beneficiaries.

10.6        Participant is General Creditor with No Rights to Assets.

(a)           The payments to the Participant or his Designated Beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer, and no person shall have any interest in any such assets by virtue of the provisions of the Plan.  The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  To the extent that any person acquires a right to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have nor acquire any legal or equitable right, or claim in or to any property or assets of the Employer.  The Employer shall not be obligated under any circumstances to fund obligations under the Plan.

(b)           The Employer at its sole discretion and exclusive option, may acquire and/or set-aside assets or funds, in a trust or otherwise, to support its financial obligations under the Plan.  No such trust established for this purpose shall be established in or transferred to a location that would cause it to be deemed to be an “offshore trust” for purposes of Section 409A(b)(1) of the I.R.C.  No such acquisition or set-aside shall impair or derogate the Employer’s direct obligation to a Participant or Designated Beneficiary under the Plan. However, no Participant or Designated Beneficiary shall be entitled to receive duplicate payments of any Accounts provided under the Plan because of the existence of such assets or funds.

(c)           In the event that, in its discretion, the Employer purchases an asset(s) or insurance policy or policies insuring the life of the Participant to allow the Employer to recover the cost of providing benefits, in whole or in part hereunder, neither the Participant, Designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein in such assets or in the proceeds therefrom.  The Employer shall be the sole owner and beneficiary of any such assets or insurance policy and shall possess and may exercise all incidents of ownership therein.  No such asset or policy, policies or other property shall be held in any trust for the Participant or any other person nor as collateral security for any obligation of the Employer hereunder.  Nor shall any Participant’s participation in the acquisition of such assets or policy or policies be a representation to the Participant, Designated Beneficiary or any other beneficiary of any beneficial interest or ownership in such assets, policy or policies.  A Participant may be required to submit to medical examinations, supply such information and to execute such documents as may be required by an insurance carrier or carriers (to whom the Employer may apply from time to time) as a precondition to participate in the Plan.

10.7        No Trust Relationship Created.  Nothing contained in the Plan shall be deemed to create a trust of any kind or create any fiduciary relationship between the Employer and the Participant, Designated Beneficiary, other beneficiaries of the Participant, or any other person claiming though the Participant.  Funds allocated hereunder shall continue for all purposes to be part of the general assets and funds of the Employer and no person other than the Employer shall, by virtue of the provisions of the Plan, have any beneficial interest in such assets and funds.  The creation of a grantor trust (so called “Rabbi Trust”) under the Code (owned by and for the benefit of the Employer) to hold such assets or funds for the administrative convenience of the Employer shall not give nor be a representation to a Participant, Designated Beneficiary, or any other person, of a property or beneficial ownership interest in such trust assets or funds even though the incidental advantages or benefits of the trust to Plan Participants may be communicated to them.

10.8        Limitations on Liability of the Employer.  Neither the establishment of the Plan nor any modification hereof nor the creation of any Account under the Plan nor the payment of any benefits under the Plan shall be construed as giving to any Participant or any other person any legal or equitable right against the Employer or any director, officer or Employee thereof except as provided by law or by any Plan provision.

10.9        Agreement Between Employer and Participant Only.  The Plan is solely between the Employer and Participant.  The Participant, Designated Beneficiary, estate or any other person claiming through the Participant, shall only have recourse against the Employer for enforcement of the Plan.  The Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Participant, successors, heirs, executors, administrators and beneficiaries.

10.10      Independence of Benefits.  The benefits payable under the Plan are for services already rendered and shall be independent of, and in addition to, any other benefits or compensation, whether by salary, bonus, fees or otherwise, payable to the Participant under any compensation and/or benefit arrangements or plans, incentive cash compensations and stock plans and other retirement or welfare benefit plans, that now exist or may hereafter exist from time to time.

10.11      Unclaimed Property

(a)           Except as may be required by law, if the Employer gives notice to a Participant of an entitlement to benefits under the Plan, and the Participant fails to claim such benefit within three (3) calendar years of such notice, the Employer may deem the benefit to be a forfeiture. However, the Employer shall pay the benefit, unadjusted for gains or losses from the date of such forfeiture, to a Participant who subsequently makes proper claim for the benefit.

(b)           The Employer shall not be liable to any person for payment pursuant to applicable state unclaimed property laws.

10.12      Required Tax Withholding and Reporting.  The Employer shall withhold and report Federal, state and local income and payroll tax amounts on all Contributions to and distributions and withdrawals from a Participant’s Account as may be required by law from time to time.

SCBT, N.A.

By:	Richard C. Mathis
Title:	Treasurer

By:	Leslie Dunn
Title:	HR Manager

Exhibit A

Claims Procedure

Claims and Review Procedure

(a)           General.  Because this Plan is established as a “top-hat plan” within the meaning of DOL Reg. §2520.104-23, the following claims procedure under DOL Reg. §2560.503-1 applies. For purposes of the Plan’s claims procedure under this Plan Section 8.8, the “Administrator” has the meaning provided in Plan Section 8.3.

The Committee under this Plan Section 8.8 will provide a separate written document to affected Participants and Beneficiaries which explains the Plan’s claims procedure.

A Participant or Beneficiary shall file with the Committee a written claim for benefits, subject to the administrative procedures established by the Committee.  Additionally, if any Participant or Beneficiary believes he is being improperly denied any rights under the Plan, such Participant or Beneficiary may file a claim in writing with the Committee.  However, the Committee will cause the Plan to pay only such benefits or provide such rights to the Participant or Beneficiary as the Committee in its discretion determines a Participant or Beneficiary is entitled to receive.

If the Participant or Beneficiary disputes the Committee’s determination regarding the Participant’s or Beneficiary’s Plan benefit, the Participant or Beneficiary may appeal such decision under the procedures outlined in the remainder of this Plan Section 8.8.

(b)           Claims Procedure.    If any such claim with respect to benefits or rights is wholly or partially denied, the Committee shall notify such Participant or Beneficiary of its decision in writing.  Such notification shall be written in a manner calculated to be understood by such Participant or Beneficiary and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review.  Such notification shall be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant or Beneficiary within the initial 90 day period).  If such notification is not given within such period, the claim shall be considered denied as of the last day of such period and such Participant or Beneficiary may request a review of his claim.

(c)           Review Procedure.  Within 60 days after the date on which a Participant or Beneficiary receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or his duly authorized representative) may (i) file a written request with the Committee for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Committee.  The Committee shall notify such Participant or Beneficiary of its decision in writing.  Such notification shall be written in a manner calculated to be understood by such Participant or

Beneficiary and shall contain specific reasons for the decision as well as specific references to pertinent Plan provisions.  The decision on review shall be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period).  If the decision on review is not made within such period, the claim shall be considered denied.

(d)           Final Determination.  If the Committee makes a final written determination denying a Participant’s or Beneficiary’s claim, the Participant or Beneficiary must file any court action with respect to the denied claim within 180 days following the date of the Committee’s final determination.